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                                                                      EXHIBIT 10

                              Shelter Components
                           Separation Allowance Plan
                            for Salaried Employees

10/14/97
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               Separation Allowance Plan for Salaried Employees
               ------------------------------------------------

INTRODUCTION
------------

This document serves as both the master plan document and the Summary Plan Description (SPD) for the Shelter Components Separation Plan for Salaried Employees ("Plan"). All decisions about eligibility and benefits will be determined by the provisions of the Plan.

POLICY STATEMENT
----------------

It is the policy of the Company to provide a formal means of compensating salaried employees who are terminated from employment.

Accordingly, a schedule of separation allowance, together with the conditions governing their payment, are set forth below.

It is understood that the payment of separation allowance under this Plan does not constitute a contractual agreement with the employee for the period covered by the separation allowance nor for the employee to be retained in the employ of the Company.

Part-time and temporary employees are not eligible for any separation allowance.

SCOPE
-----

This policy and related procedures apply to all facilities and subsidiaries of the Company employing salaried personnel unless specifically excluded.

ADMINISTRATION
--------------

It is the responsibility of all management personnel to administer the Plan within its objectives and the provisions set forth. The President shall make final determination regarding eligibility for benefits and interpretation of all terms of the Plan.

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DEFINITIONS
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For purposes of this Plan, the following definitions apply:

1.   The Company- Shelter Components Corporation and all subsidiaries.
2. Salaried Employee- those employees whose compensation is based on a fixed rate per pay period or annual amount.
3. Temporary Employees- those employees hired for full-time work (40 hours per week) but for a limited period of time not to exceed twelve (12) months.
4. Part-time Employees- those employees hired for an indefinite period who are normally scheduled to work less than forty (40) hours per week.
5. Years of Service- means total number of full and fractional years of service with the Company unless otherwise excluded under a provision of this Plan or by virtue of employment practices or policies of the Company. For purposes of this Plan, such service will be from the last date of hire. Service prior to a break in service, which was re-established for purposes of calculating vacation time, shall be counted as service under this Plan. Only full months of service will be counted towards Years of Service.
6. Base Salary- means the basic rate of pay for a forty (40) hour work week. Base Salary excludes overtime, bonus, commissions, profit sharing, shift premiums, or any other compensation not normally included in a salaried employee's base compensation.

ELIGIBILITY
-----------

A salaried employee terminated for the following reasons, and only under the conditions stated, shall be eligible to receive separation allowance. Individuals involuntarily separated for work-related misconduct or for poor performance will not be eligible for the separation allowance. Otherwise, salaried employees are eligible under the following conditions:

A. SEPARATION FROM ACTIVE EMPLOYMENT- termination by the Company due to a reduction in the work force for business reasons such as declining volume, inefficient or discontinued operations, etc., provided:

     1.   The separation is for an indefinite period of time.
     2. The employee has not declined an offer to be retained in a position at a base salary at least 80% of base salary in effect at the time of layoff.
     3.   The employee has not been retained on the Company's payroll.



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B.   SALARIED EMPLOYEE OFFERED ANOTHER POSITION- a salaried employee whose performance has been considered satisfactory but cannot continue in his/her present position because of a reduction in force or due to circumstances deemed acceptable by the Company may be offered, if available, other employment opportunities within the Company. In such cases, such employee will be eligible for separation pay if such employee:

     1. Is offered and declines any position in another Company facility which requires relocation to a facility at least 50 miles from his or her current place of employment and which the pay offered is less than 120% of the affected employee's current pay; or
     2. Is offered and declines a salaried position which does not require relocation to a facility at least 50 miles from his or her current place of employment and for which the pay offered is less than 80% of his/her current pay; or
     3. Is offered and declines an hourly-rated position in a Company facility; or
     4. Accepts an hourly-rated position in a Company facility and during the succeeding six (6) months quits or is separated for reasons other than discharge or death. Such separation allowance shall be the amount to which the employee was entitled at the time of the separation from the last salaried position to which assigned.

C. SALE OR TRANSFER OF ALL OR A PORTION OF A COMPANY BUSINESS TO ANOTHER EMPLOYER- a salaried employee employed in a Company business or portion thereof which is sold or transferred to another employer shall be eligible for separation pay only if:

     1. He/she is not offered employment with the new employer or maintains existing employment; or
     2. He/she is offered and declines a position with the new employer which requires relocation to a facility at least 50 miles from his or her current place of employment and which the pay offered is less than 120% of the affected employee's current pay; or
     3. He/she is offered and declines a salaried position which does not require a relocation to a facility at least 50 miles from his or her current place of employment and for which the pay offered is less than 80% of their current pay, or
     4.   He/she is offered and declines an hourly-rated position, or
     5. Special arrangements are made at or prior to the time of sale or transfer to pay separation pay.


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If in the sole discretion of the Company, there appears to be a sound basis for an employee to believe his/her position with the new employer is not comparable to the one held with the Company, such employee will be given the alternative of being released under Mutually Satisfactory Conditions, as defined in this Plan. Such employee shall be eligible for separation allowance.

D. RELEASE UNDER MUTUALLY SATISFACTORY CONDITIONS-An employee released due to inability to satisfactorily perform assigned duties is normally not eligible for separation allowance. However, there may be situations involving an employee where special circumstances, such as medical reasons (except for those whom workers' compensation payments are currently being paid, or where such a claim is pending), warrant a release which is mutual satisfactory to both the Company and the employee. Separation allowance up to and including the amount described in the Plan may be granted in such cases only if approved in advance by the President.

AMOUNT OF SEPARATION ALLOWANCE
------------------------------

Separation allowance shall be based upon an eligible employee's length of service and the employee's Base Salary as in effect at the time of termination unless otherwise provided under the Plan.

The amount of separation pay will equal one (1) week base salary times the employee's years of service. The minimum amount of separation pay will be two
(2) weeks base salary. The maximum amount of separation allowance will not exceed thirteen (13) weeks base salary.

For example, an employee entitled to separation pay whose base salary per week is $500.00 and whose years of service is five (5) years will have a separation pay amount calculated as:

          $500.00 x 5 years = $2,500.00 Separation Pay

PAYMENT OF SEPARATION ALLOWANCE
--------------------------------

Any separation allowance due an employee will be made as soon as practicable after termination. In no case will payment be delayed more than sixty (60) days after termination. Any separation allowance due will be paid in a single lump sum payment processed through the Company's Payroll Department.

Any applicable deductions and/or required taxes will be deducted from any separation allowance payment.

Amounts owed to the Company by an employee entitled to separation allowance will be deducted (up to the full amount of the separation allowance) from the separation allowance payment.


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OTHER
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A.   Separation allowance shall be in addition to any payments for unused vacation time to which the employee may be entitled under the Company's vacation policy.
B. Separation may be paid to the estate of a deceased employee if the employee's death occurs after the act giving rise to such claim and before actual payment is made.
C. The Company reserves the right to modify or amend the Plan from time to time and to terminate the Plan at any time without notice. Any modification or amendment to the Plan, including terminating the Plan, must be approved by the President of the Company.
D. This document shall be the only legally governing document for the Plan, subject to all applicable laws and regulations. All statements, whether verbal or written, made by the Company, the Plan Administrator, or any employee of the Company shall not be deemed representations and warranties. No such statements shall void, reduce or increase any benefits under this Plan.
E. The sole and exclusive remedy for any person who has been denied benefits under this Plan and who believes that he/she is entitled to benefits under this Plan shall present such claim in writing to the Designated Agent for Service of Legal Process within sixty (60) days following the act giving rise to such claim. Failure to provide written notice within sixty (60) days following the act giving rise to such claim will result in waiver of any claim under this Plan. The Designated Agent for Service of Legal Process shall within a reasonable time provide adequate notice in writing to any claimant as to the decision of such claim. If such claim has been denied in whole or in part, such notice shall set forth; (1) the specific reason for the denial; (2) specific reference to any pertinent provisions of the Plan; (3) a description of any additional material or information necessary for the claimant to perfect such claim; and (4) an explanation of the Plan's review procedure.

     Within sixty (60) days after receipt by the claimant of notification of denial from the Designated Agent for Service of Legal Process, the claimant shall have the right to present written appeal to the Plan Administrator. If no such written appeal is received within said sixty (60) days, the Designated Agent for Service of Legal Process' decision shall be final and binding. The Plan Administrator will review such appeal and within a reasonable time uphold, modify, or reverse such decision and notify the claimant of the same. The decision of the Plan Administrator will be final.

F. Release. In order to obtain separation benefits, the employee must sign a release, such as that attached as Appendix A hereto, that releases the Company, its agents, and employees from any liability arising from employment.


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GENERAL INFORMATION
-------------------

Name and address of the Plan Sponsor
------------------------------------
                Shelter Components Corporation
                PO Box 4026
                Elkhart, IN 46514
                (219) 262-4541

Name and address of the Plan Administrator
------------------------------------------
                President
                Shelter Components Corporation
                PO Box 4026
                Elkhart, IN 46514
                (219) 262-4541

Name and address of Designated Agent for Service of Legal Process
-----------------------------------------------------------------
                Corporate Attorney
                Shelter Components Corporation
                PO Box 4062
                Elkhart, IN 46514
                (219) 262-4541


Internal Revenue Service and Plan Identification Number
--------------------------------------------------------
The corporate tax identification number assigned by the Internal
Revenue Service is 35-1844944. The Plan number is 503.

Plan Type
---------
The Plan is a Welfare Benefits Plan as defined by Employee Retirement Income Security Act of 1974 (ERISA).

Type of Administration
----------------------
The administation of this Plan is performed by Shelter Components Corporation.

Plan Year
---------
The Plan year is from November 1st to October 31st.

Funding
-------
The Plan is funding from the general assets of the Company.

Plan Effective Date
-------------------
The Plan is effective November 1, 1997.

                                       6
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RIGHTS OF PARTICIPANTS
----------------------
As a participant in the Plan, you are entitled to certain rights under federal law.

According to the law, you have the right to examine, without charge at the Plan Administrator's office or other specified locations, all documents and contracts of the Plan that are filed with the U.S. Department of Labor, such as detailed annual reports and plan descriptions. You may obtain copies of all documents upon written request to the Plan Administrator. The Plan Administrator may make a reasonable charge for copies. You are also entitled to receive a summary of the Plan's annual financial report.

Federal law imposes duties on the individuals responsible for the operation of the Plan to do so carefully and in the interest of all participants. No one, including your employer, a union, or any other person, may fire you or discriminate against you to prevent you from obtaining any benefit under the Plan or exercising your rights under federal law.

Under federal law, there are steps you may take to enforce your rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file a suit in federal court. The court may require the Plan Administrator to provide you the materials and pay up to $100 a day until you receive the materials unless the delay is beyond the control of the Plan Administrator. If the people who operate the Plan misuse the Plan's money, or if you are discriminated against for enforcing your rights, you may seek assistance from the U.S. Department of Labor or file suit in federal court. If you do file suit, the court will decide who should pay court fees and legal fees. If your case is upheld by the court, the court may order the person or organization you have sued to pay related expenses. If you lose or the court finds your case frivolous, you may be ordered to pay the court costs and legal fees.

If you have any questions about the Plan, contact the Plan Administrator. If you have any questions about your rights, contact the office of the U.S. Department of Labor-Management Services Administration, Department of Labor.

                                       7
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                                  Appendix A
                                  ----------

                       SEPARATION AND RELEASE AGREEMENT
                       --------------------------------

     The purpose of this document is to set forth the agreement between SHELTER COMPONENTS, INC., ("COMPANY") and EMPLOYEE ("EMPLOYEE") regarding his/her employment by COMPANY and the termination of that employment.

1. COMPANY agrees as to pay EMPLOYEE the total sum of ________________________ __________________________________________ and 00/100 Dollars
     ($___________) as a severance payment. Payment shall be made by check payable to EMPLOYEE eight (8) days after execution of this Agreement.

2.   EMPLOYEE agrees as follows:

     (a)  To resign his/her employment with COMPANY effective ___________.

     (b) To RELEASE and DISCHARGE COMPANY, its officer, directors, and employees from any and all claims, actions or causes of action, known and unknown, relating to, arising out of EMPLOYEE's employment with COMPANY and the termination of that employment. By way of specification and not by way of limitation, EMPLOYEE specifically waives, releases, and agrees to forgo any rights or claims that he/she may now have, may have heretofore had, or may at any time hereafter have against COMPANY on matters arising prior to and up to the date of this Agreement, under tort, contract, or other law of the State of Indiana, including, but not limited to claims arising out of allegation of wrongful or retaliatory discharge, breach of contract, breach of implied covenant of good faith and fair dealing, misrepresentation, slander, libel, defamation, emotional pain and suffering, and intentional affliction of emotional distress and those claims alleging discrimination on the basis of race, age, color, sex, religion, national origin, and disability under the Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, Older Worker Benefit Protection Act, or under any other laws, ordinances, executive orders, rules, regulations, or administrative or judicial case law arising under the statutory or common laws of the United States, State of Indiana, or any political subdivision of the State of Indiana.

     (c) NOT TO SUE COMPANY, its officers, directors, and employees alleging any claim, action or cause of action for breach of contract or wrongful discharge under any statute or common law of the State of Indiana, or alleging any claim, action, or cause of action for discrimination under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, or any other federal statute, state statute, or local ordinance.

     (d) Not to reapply for employment with COMPANY within five (5) years of the date of separation.

3. In executing this Agreement, EMPLOYEE represents that he/she has entered into this Agreement KNOWINGLY AND VOLUNTARILY and with full knowledge and understanding of the provisions of this Agreement, including the rights he/she is waiving under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act, any other federal statute, state statute or local ordinance, and any common law of the State of Indiana. EMPLOYEE further represents that by entering into this Agreement, he/she is not relying on any statements or representations made by COMPANY, its officers, directors, employees, or agents which are not incorporated in this Agreement; rather, EMPLOYEE is relying upon his/her own judgment and the advice of his/her counsel.

4. It is understood and agreed to by EMPLOYEE that by entering into this Agreement, making the payments provided herein and providing the benefits set out herein, COMPANY does not admit having committed any violation of Civil Rights Act of 1964, the Americans with Disabilities Act 1990, the Age Discrimination in Employment Act, or any other rights EMPLOYEE has or may have under any other federal statute, state statute or local ordinance, or common law claim of the State of Indiana.

5. EMPLOYEE acknowledges that he/she understands that he/she has the right to review the terms of this Agreement for a period of twenty-one (21) days prior to signing this Agreement.

6. EMPLOYEE represents and acknowledges that he/she has been advised by COMPANY, in writing, that he/she has seven (7) calendar days from the date of execution of this Agreement within which to revoke this Agreement and that all waivers, covenants not to sue and releases would not be effective until after seven (7) calendar days from the date of this Agreement.

7. This Agreement constitutes the entire agreement between COMPANY and EMPLOYEE and shall not be modified or amended unless in writing and executed by both COMPANY and EMPLOYEE.

8. This Agreement shall be construed in accordance with the laws of the State of Indiana. If any portion of this Agreement is deemed to be null, void, or inoperative for any reason, that portion of the Agreement is severable and the remaining portions will remain in full force and effect.

9. Each of the covenants contained herein shall be binding upon the parties hereto, their heirs, executors, administrators, and successors in interest.

This Agreement is executed as of __________ day of _________________, 1997.

EMPLOYEE __________________________________________________________________
         EMPLOYEE

             Date: ________________________________________________________




             Shelter Components, Inc.

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             By:
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             Its:
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             Date:
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